Exhibit 4.3

VENUS BEAUTY SUPPLY, INC.

6% PROMISSORY NOTE
DUE NOVEMBER 15, 2005

Principal:	$350,000

Original Issue Date:	August 16, 2005

Registered Holder:	Panetta Partners, Ltd.
(name)

Venus Beauty Supply, Inc., a Florida corporation (the “Company”) with principal offices at 31-51 Steinway Street, Long Island City, NY 11103, for value received, hereby promises to pay the registered holder hereof (the “Holder”) the principal sum set forth above on November 15, 2005 (the “Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be the legal tender for the payment of public and private debts, and to pay interest, less any amounts required by law to be deducted or withheld, computed on the basis of a 365-day year, on the unpaid principal balance hereof from the date hereof (the “Original Issue Date”), at the rate of 6% per year, until such principal sum shall have become due and payable. Interest shall be paid, on Maturity, or if prepaid in accordance with Section 2 below, upon such conversion or redemption. All references herein to dollar amounts refers to U.S. dollars.

By acceptance and purchase of this Note, the registered holder hereof agrees with the Company that the Note shall be subject to the following terms and conditions:

1.         Transfer or Exchange. Prior to due presentation to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.

2.         Prepayment.

2.1      Optional Prepayments. The Company shall have the right, at its sole option and election, to prepay the Note, in whole or in part, without penalty.

2.2.      Mandatory Prepayments. The Company shall make mandatory prepayment of the outstanding principal balance at the rate of 45% of all net proceeds received from the Company’s sale of securities or borrowings following the Original Issue Date, within three business days of the company’s receipt of such proceeds.

3.         Replacement of Note Certificate. Upon receipt of evidence satisfactory to the Company of the certificate loss, theft, destruction or mutilation of the Note certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Note certificate, the Company will issue a new Note certificate, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note certificate.

4.         Covenants of the Company. So long as the Note remains outstanding, the Company shall:

(a)	Not pay any dividends in cash and/or property or other assets of the Company in respect of its Common Stock or otherwise; and

(b)
Not enter into any transaction with (i) any director, officer or 5% stockholder of the Company, (ii) any entity in which a director, officer or 5% stockholder has an interest as an officer, director, partner, beneficiary of a trust or is a 5% or more equity holder of such entity, or (iii) any parent, spouse, child or grandchild of an officer, director or 5% stockholder of the Company upon terms no less favorable to the Company than those which could be obtained from an “arms-length” lender.

5.         Default. If any of the following events (herein called “Events of Default”) shall occur:

(a)
if the Company shall default in the payment or prepayment of any part of the principal of the Note after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and such default shall continue for more than five days; or

(b)	if the Company shall default in the payment of any installment of interest on the Note for more than five days after the same shall become due and payable; or

(c)	if the Company shall make an assignment for the benefit of creditors; or

(d)
if the Company shall dissolve; terminate its existence; become insolvent on a balance sheet basis; commence a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor’s relief; permit the entry of a decree or order for relief against the Company in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor’s relief; permit the appointment or consent to the appointment of a receiver, trustee, or custodian of the Company or of any of the Company’s property; make an assignment for the benefit of creditors; or

(e)
if the Company shall default in the performance of or compliance with any material agreement, condition or term contained in this Note or any of the other agreements between the Company and the Holder or an affiliate of the Holder and such default shall not have been cured within 30 days after such default;

then and in any such event the Holder of this Note shall have the option (unless the default shall have theretofore been cured) by written notice to the Company to declare the Note to be due and payable, whereupon the Note shall forthwith mature and become due and payable, at the applicable prepayment price on the date of such notice, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. Upon the occurrence of an Event of Default, the Company shall promptly notify the Holder of this Note in writing setting out the nature of the default in reasonable detail.

6.         Remedies on Default.

6.1      Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, the Holder may, by notice to the Company, declare the entire outstanding principal balance of the Notes, premium, if any, and all accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration the entire outstanding principal balance of the Notes, premium, if any, and said accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived, anything in the Notes to the contrary notwithstanding.

6.2      Conduct no Waiver, Collection Expenses. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers and remedies. If the Company fails to pay, when due, the principal or the premium, if any, or the interest on any Note, the Company will pay to each Holder, to the extent permitted by law, on demand, all costs and expenses incurred by such Holder in the collection of any amount due in respect of any Note hereunder, including reasonable legal fees incurred by such Holder in enforcing its rights hereunder.

7.         Changes, Waivers. etc. Neither this Note nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

8.         Entire Agreement. This Note embodies the entire agreement and understanding between the Holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

9.         Governing Law, Jurisdiction, etc.

(a)
GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)
Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to the Note and the transactions contemplated thereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in the Letter Subscription Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of the Note or the transactions contemplated hereby in the courts of the State of New York or the United State of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

(c)
Service of Process. Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

(d)
WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE NOTES.

(e)
In the event of any dispute, question, controversy or claim arising among the parties hereto which shall arise out of or in connection with this Note, the parties shall keep the proceeding related to such controversy in strict confidence and shall not disclose the nature of said dispute, the status of the proceeding or any testimony, documents or information obtained or exchanged in the course of said proceeding without the express written consent of all parties to such dispute.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the date below.

VENUS BEAUTY SUPPLY, INC.

By:	/s/ Sarah Boothe

Sarah Boothe, President
Date: August 16, 2005